Exhibit 10.2(iii)

Soltero Employment Agreement Amendment

John Brown

Zion Oil & Gas Chairman

October 15, 2004

Mr. Eugene A. Soltero

Zion Oil & Gas, Inc.

6510 Abrams Road, Suite 300

Dallas, Texas 75231

Dear Gene,

Further to your appointment at the Annual Meeting of the Board of Directors on September 28, 2004 as Chief Executive Officer of the company, I take pleasure in confirming that, in that connection and pursuant to section 3 of the Personal Employment Agreement between you and the company dated as of January 1, 2004 (the "Personal Employment Agreement"), the Board has resolved to increase your Base Salary to US $20,833 per month (US $250,000 annually) commencing October 1, 2004 and continuing for such period of time as you shall serve as Chief Executive Officer of the company, subject to the provisions of the Personal Employment Agreement.

As Chief Executive Officer you shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity in accordance with the provisions of the Certificate of Incorporation and Bylaws of the company and shall be under the direct supervision of, and comply with the directives of the Board.

Sincerely yours,

/s/John M. Brown

John M. Brown,

Chairman